Exhibit 15.2

March 09th, 2017

Dear Sir/Madam:
Reference is made to the annual report on Form 20-F of Dynagas LNG Partners LP (the "Partnership") for the year ended December 31, 2016 (the "Annual Report"). We hereby consent to the incorporation of all references to our name in the Annual Report and to the use of the statistical information supplied by us set forth in the Annual Report. We further advise the Company that our role has been limited to the provision of such statistical data supplied by us. With respect to such statistical data, we advise you that:
(1) We have accurately described the international containership industry; and
(2) Our methodologies for collecting information and data may differ from those of other sources and do not reflect all or even necessarily a comprehensive set of the actual transactions occurring in the containership industry.
We hereby consent to the filing of this letter as an exhibit to the Annual Report.
Yours faithfully,

/s/ Nigel Gardiner

Nigel Gardiner
Managing Director
Drewry Shipping Consultants Ltd